                                                                    Exhibit 10.1
                            ASSET PURCHASE AGREEMENT

                              DATED MARCH 29, 2001

                                  BY AND AMONG

             GROS-ITE ENGINEERED COMPONENTS DIVISION OF TOMZ, INC.,

                                TOMZ CORPORATION,

                            GROS-ITE INDUSTRIES, INC.

                                       AND

                          EDAC TECHNOLOGIES CORPORATION

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

1.1      Defined Terms

1.2      Usage of Terms

1.3      References to Articles, Sections, Exhibits and Schedules

                                   ARTICLE II
           PURCHASE AND SALE OF ASSETS OF SELLER AND LEASE OF PREMISES

2.1      Transfer of Purchased Assets; Assumption of Assumed Liabilities

2.2      Purchase of Finished Goods Inventory

2.3      Purchase of Work In Process Inventory

2.4      Purchase of Tangible Personal Property

2.5      Purchase of Name

2.6      Assumed Contracts

2.7      Non-Assumption of Liabilities

2.8      Consents

2.9      Delivery of Purchased Assets

2.10     Limitation on Assumption of Warranty Obligations By Buyer and Seller

2.11     Lease of Premises

2.12     Seller's Storage at Premises

2.13     Noncompetition Agreement

2.14     INTENTIONALLY OMITTED

2.15     Delivery of Voting Agreement; Irrevocable Proxies


                                  ARTICLE III
                           PURCHASE PRICE AND PAYMENT

3.1      Purchase Price

3.2      Post-Closing Adjustment

3.3      Allocation of Purchase Price

3.4      Payment of Purchase Price

3.5      Closing Adjustments

3.6      Taxes

3.7      Guaranty by TOMZ Corporation

3.8      Collateral

3.9      Pledge of Securities

3.10     Offset



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                                   ARTICLE IV
                                     CLOSING

4.1      Closing

4.2      Conveyances at Closing

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF EDAC AND GROS-ITE

5.1      EDAC's and Gros-ite's Representations

                                   ARTICLE VI
          REPRESENTATIONS AND WARRANTIES OF BUYER AND TOMZ CORPORATION

6.1      Buyer and TOMZ Corporation's Representations

                                  ARTICLE VII
           COVENANTS AND CONDUCT OF THE PARTIES PRIOR TO OR ON CLOSING

7.1      Pre-closing Covenants

7.2      Right of Entry

7.3      Conduct of Business

7.4      Lien Releases and Tax Clearance

                                  ARTICLE VIII
               COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING

8.1      Survival and Indemnifications

8.2      Access to Retained Customer Records

8.3      Buyer's Defects

8.4      Covenant Not to Use Name


                                   ARTICLE IX
                                  MISCELLANEOUS

9.1      Expenses; Agreements Not to Market Assets

9.2      Casualty

9.3      Right of Termination and Procedure for Default

9.4      Further Assurances

9.5      Notices

9.6      Public Statements

9.7      Choice of Law

9.8      Titles



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9.9      Waiver

9.10     Effective; Binding

9.11     Entire Agreement

9.12     Modification

9.13     Counterpart

9.14     Consent to Jurisdiction

9.15     Confidential Information

9.16     Successors and Assigns

9.17     Arbitration Procedure

                                    SCHEDULES

Schedules         Description
---------         -----------
1.1               Assumed Contracts
1.1(ll)(7)        Computer Software
2.1(a)            Permitted Encumbrances
2.4               Tangible Personal Property
3.2               Cost Accounting Method
3.3               Allocation of Purchase Price
5.1(a)            Tradenames
5.1(b)            Form of Seller's Resolutions
5.1(c)            Resulting Defaults
5.1(d)            Consents and Approvals
5.1(e)            Litigation
5.1(g)            Tax Matters
5.1(h)            Title Matters
5.1(i)            Real Property
5.1(j)            Location of Tangible Personal Property
5.1(k)            Options
5.1(l)            Terminations
5.1(o)            Patents/Trademarks
5.1(q)            Warranties
5.1(r)            Creditors
5.1(v)            Vendors/Customers
5.1(w)            Contracts
5.1(x)            Employee Benefit Plans
5.1(y)            Changes/Disputes
5.1(aa)           Noncompliance
5.1(bb)           Licenses/Permits/Certifications
5.1(cc)           Employee Data
5.1(dd)           Payments
5.1(ee)           Affiliated Transactions
5.1(hh)           Seller's Insurance
5.1(ii)           Environmental/Health/Safety Matters
6.1(b)            Form of Buyer's and TOMZ Corporation's Resolutions



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
                                    EXHIBITS

Exhibit           Description
-------           -----------
A                 Lease of 1790 New Britain Avenue, Farmington, Connecticut
B                 Assignment of Peter Stanley Realty Company Lease of property at 1838 New Britain Avenue, Farmington, Connecticut
C                 Noncompetition Agreement
D                 INTENTIONALLY OMITTED
E                 Guaranty Agreement of TOMZ Corporation
F                 Pledge Agreement of Zbigniew Matulaniec
G                 Warranty Bill of Sale
H                 Assignment Agreement
I                 Consent to Assignment
J                 Non-disturbance Agreements with Fleet Bank and Farmington
                  Savings Bank
K                 Closing Certificate
L                 Seller's Counsel's Opinion
M                 Buyer's Counsel's Opinion





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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is by and between GROS-ITE ENGINEERED COMPONENTS DIVISION OF TOMZ, INC., a Connecticut corporation with its principal place of business at 47 Episcopal Road, Berlin, Connecticut 06037 ("Buyer"), TOMZ CORPORATION, a Connecticut corporation with its principal place of business at 47 Episcopal Road, Berlin, Connecticut 06037 ("TOMZ Corporation"), EDAC TECHNOLOGIES CORPORATION, a publicly-held Wisconsin corporation with its principal place of business at 1806 New Britain Avenue, Farmington, Connecticut 06032 ("EDAC") and GROS-ITE INDUSTRIES, INC., a Connecticut corporation with its principal place of business at 1806 New Britain Avenue, Farmington, Connecticut ("Gros-ite") (EDAC and Gros-ite collectively, "Seller").

                               STATEMENT OF FACTS

     A. Seller is the owner and operator of, inter alia, a manufacturing business known as "Gros-ite Engineered Components Division", which business is located in Farmington, Connecticut ("Business").

     B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer certain assets and contract rights relating to the Business upon the terms and conditions contained in this Agreement.

     C. In connection with the foregoing, Seller and Buyer desire to enter into a lease for the premises located at 1790 New Britain Avenue, Farmington, Connecticut.

     In consideration of the foregoing premises, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings:

     (a) "Closing Payment" shall mean the prepayment of One Million Seven Hundred Fifty-Five Thousand Four Hundred Ninety-One Dollars ($1,755,491) made by Buyer to Seller pursuant to Section 3.4(b)(1).

     (b) "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise).

     (c) "Agreement" shall mean, unless the context otherwise requires, this Asset Purchase Agreement together with the Schedules and Exhibits attached hereto and the certificates and instruments to be executed and delivered in connection herewith.

     (d) "Assumed Contracts" shall mean the Contracts identified on Schedule 1.1, which shall be assumed in writing by Buyer on the Closing Date.

     (e) "Assumed Liabilities" shall mean those liabilities of Seller specifically assumed by Buyer in this Agreement.

     (f) "Business" shall mean the business conducted by Seller through its Gros-ite Engineered Components Division, and shall not include any other business operations of Seller.

     (g) "Business Employees" shall mean those employees of Seller working in the Business.

     (h) "Claims Period" shall mean the period beginning on the date of this Agreement and ending on the second anniversary of the Closing Date except: (1) with respect to warranty work and Pratt & Whitney rework matters as to which the Claims Period shall end on the third anniversary of the Closing Date; (2) with respect to tax matters as to which the Claims Period shall end on the sixth anniversary of the Closing Date; and (3) with respect to Seller's and Buyer's covenant set forth in Section 8.4, as to which the claims period shall survive indefinitely.

     (i)  "Closing Date" is defined in Section 4.1.

     (j) "COBRA" shall mean the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder.

     (k)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (l)  "Contracts" are defined in Section 5.1(w).

     (m) "Deposit" shall mean the deposit in the amount of Fifty Thousand Dollars ($50,000) paid by Buyer on account of the Purchase Price, which amount is being held by Seller's counsel pursuant to the Escrow Letter.

     (n) "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA Section 3(1).





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

     (o) "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, affecting title to the Purchased Assets.

     (p) "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or at Closing in effect.

     (q)  "Environmental Report" shall mean:

          (1) Correspondence dated November 8, 1982 (Anderson Oil & Chemical Co. Kevin Delaney to Gros-ite Industries Bob Chicoine);

          (1)  Minges Environmental Laboratory Reports:

               (A)  March 11 and 30, 1983 - Reports to Gros-ite Industries; and

               (B)  March 11, 1983 - Report to American Research Corporation;

          (2) NUS Corporation Report #C-583-9-8-54 (September 26, 1988) Attached as "Appendix D" to the Rizzo Associates Level 1 Environmental Site Assessment report (copy provided appears incomplete);

          (3) Correspondence dated April 3, 1989 (DEP Peter Ploch to Gros-ite Industries Robert Chicoine) with attachments:

               (A) February 28, 1980 Form P-5 (1 page); and

               (B) February 9, 1983 Hazardous Waste Inspection Checklist
                   (2 pages);

          (4) Final Screening Site Inspection - #C-583-6-0-282 (NUS Corporation, July 2, 1990) Attached as "Appendix D" to the Rizzo Associates Level 1 Environmental Site Assessment report (copy provided appears incomplete);

          (5) Final Screening Site Inspection / Gros-ite Industries, Inc. (NUS Corporation, July 16, 1990) Correspondence Report to DEP (only partial report);



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

          (6) Underground Storage Tank Closure Plan (Aaron Environmental, January 3, 1991) Underground Storage Tank Closure Technical Specifications Checklist (2 pages), Table of Contents, Pages i, ii, iii, and Pages 1 through 7, with attachments:

               (A)  Appendix A: Work Zone Illustration (Drawing 01);

               (B)  Appendix B: Site Specific Health and Safety Plan (9 pages);

               (C) Appendix C: Underground Tank Transfer of Ownership Form, Typical;

               (D)  Appendix D: Spill Report Notification Form (Page 2 only);
                    and

               (E) Appendix E: Regulatory Correspondence (1 page letter to DEP/ January 2, 1990);

          (7) Underground Storage Tank Removal Project (Aaron Environmental, February 7, 1991) Table of Contents, Pages i and ii, and Pages 1 through 8, with attachments:

          (2) Figure 1: Laboratory Analysis Results (Title page only, laboratory reports not attached);

               (A) Figure 2: Photographic Documentation (3 pages, 3 photographs on each / black & white copy);

               (B) Code of Federal Regulations (40 CFR Subparts E, F, G) Pages 918-925;

               (C)  Appendix - 1 Page Sketch of UST Location (dated 2/7/91);

               (D) Northeast Tank Disposal Tank Pickup Receipt and Transfer of Ownership form;

               (E)  January 28, 1991 Aaron Environmental Letter to Scott Deshefy
                    (DEP);

               (F)  January 29, 1991 Town of Farmington Building Permit #20518;
                    and

               (G)  July 31, 1989 State of Connecticut Interdepartmental
                    Message;

          (8) Correspondence dated February 20, 1991 (Aaron Environmental to Gros-ite Industries, Inc. Mr. Robert Chicoine) - 1 Page with attachments:

               (A) Connecticut Testing Laboratories Report 21-023-5 (February 6, 1991) 2 Pages for Oil & Grease and PCB analyses only, no chain of custody; and

               (B) Connecticut Testing Laboratories Report 21-023-5 (Page 2, 3, 4, and 5) for Method 602 / 8020 analyses only, no chain of custody;

          (9) Correspondence dated March 6, 1995 Interim Site Investigation Report (Aaron Environmental Kevin Bitjeman to Gros-ite Industries Bob Tasillo) with attachment: Site Sketch March 6, 1995 - 1 Page;

          (10) Results of Soil & Groundwater Samples / Vacant Parcel Between American Research & Woods Electrical 3 Page Letter (Aaron Environmental, March 9, 1995) with attachments:

               (A)  Figure 1 (Site Sketch, March 6, 1995);

               (B) Boring Logs (4 Sheets) for SB-1, SB-2, SB-3, SB-4 (all 2/27/95);

               (C) Phoenix Environmental Labs Sample Progress Reports (31 Pages plus 1 Page Chain of Custody for sample Ids: AA60951 (SB-1 1-3), AA60952 (SB-1 30-32), AA60953 (SB-1), AA60954 (SB-2
                    5-7), AA60955 (SB-2 30-32), AA60956 (SB-2), AA60957 (SB-3
                    5-7), AA60958 (SB-3 30-32), AA60959 (SB-3), AA60960 (SB-4
                    5-7), AA60961 (SB-4 30-32), and AA60962 (SB-4);

          (11) Correspondence dated June 22, 1995 Review of Environmental Reports 2 page letter (Aaron Environmental to Gros-ite Industries Frank Moskey) with Attachment Level II Environmental Site Assessment report (ERI, June 1995):

               (A) 11 page Text, 5 Tables, 2 Figures, site photographs (2 pages);

               (B)  Appendix A - Boring Logs and Well Construction Diagrams;

               (C) Appendix B - Spectrum Analytical Reports (June 1, 1995) AA32853, AA32854, AA32855, and AA32856 and (June 5, 1991)
                    AA33244, AA33245, AA33246, AA33247, and AA33250;

               (D) Appendix C - Rizzo Associates Level I Environmental Site Assessment (April 11, 1995), pages i, 1, 4, 5, 7, 11, 14,
                    16, 17, 19, 21, 23, 25, photo pages 1 to 13, 2 pages of
                    Appendix A, 2 pages of Appendix B, 2 pages of Appendix C, 11 pages of Appendix D, 6 pages of Appendix E, and 2 pages of Appendix F; and

               (E) Appendix D - Groundwater Technology Level II Environmental Site Assessment report (October 1994) for the north adjacent property (Pages 13, 15, 16, Figures 2 and 3, and Appendices A-F missing);

          (12) Phase I Environmental Site Assessment (Aaron Environmental, July 24, 2000) 2 page Cover Letter to Gros-ite Ron Popolizio, Table of Contents (2 pages), Preface (1 page), report text (pages 1 through 22), with attachments:

               (A)  Site Locus Map and Site Plan (May 4, 1999);

               (B)  22 pages of miscellaneous Town and DEP documents;

               (C) Con-Test Analytical Laboratory Report (July 21, 2000) LIMS-49761 (12 pages);

               (D) EDR Radius Map with GeoCheck, July 3, 2000 (Executive Summary pages 1-6, Table of Contents (page 1), report (pages 2 to 44), pages EPA-1, GR-1 to GR-6, A-1 to A-6, A-8 to A-17 (page A-7 missing); and

               (E)  EDR City Directory Abstract, July 7, 2000 (9 pages);

          (13) Correspondence Report to Gros-ite Industries Ron Popolizio Summary of Historical Groundwater Date and Recent Soil and Groundwater Investigation 3 page letter (Aaron Environmental, November 3, 2000), with attachments:

               (A)  Table (Summary of Groundwater Analytical Results);

               (B)  Table (Summary of Soil Analytical Results);

               (C) Figure (Soil & Groundwater Sample Locations / Collected 10/11/00) Sheet 1 of 1;

               (D)  Sample Collection Methods Summary (1 Sheet);

               (E) Lab Reports and Chain of Custody (Con-Test Analytical Laboratory LIMS-51564, 56 pages);

               (F) Con-Test Analytical Laboratory QC Summary Report (17 Pages); and

               (G)  Environmental Assessment Limitations (3 pages);

          (14) Miscellaneous Documents:

               (A) EPA Potential Hazardous Waste Site Preliminary Assessment (Part 1) 1 page;

               (B)  NPL Eligibility Checklist (3 pages);

               (C)  CERCLIS Database Form (September 26, 1988) 3 pages;

               (D) Aaron Environmental Specialists Environmental Assessment Report form (3 pages);

               (E)  State of Connecticut Form 1064 (1 page) July 6, 1965; and

               (F) State of Connecticut Form P-5 and site sketch (2 pages) December 10, 1970.


     (r) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     (s) "ERISA Affiliate" shall mean a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with Seller within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m), or (o) of the Code.

     (t)  "Excluded Assets" shall mean:

          (1)  Cash and cash equivalents of the Business;

          (2)  Obsolete Inventory;

          (3)  Accounts receivable of the Business;

          (4) All contracts and agreements of the Business other than the Assumed Contracts;

          (5)  All assets and properties of Seller not used in the Business;

          (6) Real property leases except rights to parking as set forth in the Lease and the assignment of Seller's rights under its lease with Peter Stanley Realty as more particularly described in Section 2.11;

          (7)  Seller's corporate records and minute book;

          (8) All motor vehicles owned by the Seller, except for the 1997 Ford E-350 Van bearing V.I.N. 1FDKE30F7VHA80191;

          (9) Items of Seller's tangible personal property used in the Business NOT set forth on Schedule 2.4.

     (u)  "Financial Statements" is defined in Section 5.1(f).

     (v) "Finished Goods Inventory" shall mean Seller's good and saleable, in the ordinary course of business, (as such terms are defined by GAAP) items of finished goods inventory relating to the Business.

     (w)  "Finished Goods Inventory Purchase Price" is defined in Section
          3.1(a).

     (x)  "Finished Goods Inventory Value" is defined in Section 3.2.

     (y) "GAAP" shall mean, with respect to all accounting matters and issues, generally accepted accounting principles as in effect from time to time, applied consistent with the Financial Statements.

     (z) "Governmental Authority" shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

     (aa) "Governmental Requirement" shall mean any law, statue, ordinance, rule, regulation, ordinance, code, order, judgment, writ, injunction or decree of any Governmental Authority.

     (bb) "Knowledge" shall mean (1) with respect to Seller or Gros-ite, actual knowledge, information or belief, after reasonable inquiry as appropriate to the context of the statement in which the term is used of Richard Dandurand, Ronald G. Popolizio and John J. DiFrancesco, and
          (2) with respect to Buyer and TOMZ Corporation, actual knowledge, information or belief, after reasonable inquiry, as appropriate to the context of the statement in which the term is used, of Zbigniew Matulaniec, with respect to the matters which are relevant to the representation, warranty, covenant or agreement being made or given.

     (cc) "LTA" shall mean the Long Term Purchase Agreement by and between United Technologies Corporation acting through its Pratt and Whitney Division and Gros-ite Industries, Inc. having a commencement date of July 17, 2000.

     (dd) "Lease" shall mean that certain lease agreement to be entered into by Buyer and Seller for Buyer's lease of the Premises.

     (ee) "MRP" shall mean the computer requisition system of the Pratt and Whitney division of United Technologies Corporation.

     (ff) "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

     (gg) "Obsolete Inventory" shall mean any of Seller's Finished Goods Inventory and Work In Process Inventory that are not good and saleable in the ordinary course (as such terms are defined by GAAP).

     (hh) "Person" shall mean any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

     (ii) "Premises" shall mean the real property, with improvements, located at 1790 New Britain Avenue, Farmington, Connecticut, consisting of approximately 45,5000 square feet of useable space as more particularly described in the Lease.

     (jj) "Pratt and Whitney" shall mean the Pratt and Whitney Division of United Technologies Corporation.

     (kk) "Purchase Orders" shall mean the written orders issued in connection with the Business by each of Seller's customers constituting the agreement by said customer to purchase certain goods or services from Seller.

     (ll) "Purchased Assets" shall mean all right, title and interest of Seller in and to the following assets and properties of Seller used in the
          Business:

          (1)  the Tangible Personal Property;

          (2)  the Work In Process Inventory;

          (3)  the Finished Goods Inventory;

          (4)  all Purchase Orders relating to the Business;

          (5) all drawings, designs, technology and intellectual property exclusively used in the Business;

          (6)  all customer lists relating to the Business;

          (7) the computer software embedded in the Purchased Assets or set forth on Schedule 1.1(ll)(7), to the extent assignable;

          (8) all customer records of the Business except the Retained Customer Records;

          (9) all rights and obligations (except as otherwise specifically set forth in this Agreement) under the Assumed Contracts;

          (10) all trade secrets and confidential business information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals related exclusively to the Business;

          (11) all originals or true copies of all operating data and records of the Business on whatever media except Retained Customer Records;

          (12) all of Seller's right, title and interest in and to the name "Gros-ite Engineered Components Division;"

          (13) all licenses relating to the Purchased Assets and the Business to the extent they are transferable; and

          (14) the 1997 Ford E-350 Van bearing V.I.N. 1FDKE30F7VHA80191.

     (mm) "Purchase Price" shall mean the purchase price for the Purchased Assets as set forth in Section 3.1.

     (nn) "Representative" shall mean any officer, director, principal, attorney or accountant or any employee designated by written notice to the other party prior to the execution of this Agreement, of any Person.

     (oo) "Reportable Event" shall have the meaning set forth in ERISA Section 4043.

     (pp) "Retained Customer Records" shall mean all customer records of the Business retained by Seller pursuant to the requirements of Pratt and Whitney or the Federal Aviation Administration.

     (qq) INTENTIONALLY OMITTED.

     (rr) "Tangible Personal Property" is defined in Section 2.4.

     (ss) "Tangible Personal Property Purchase Price" is defined in Section 3.1(c).

     (tt) "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     (uu) "Tax Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for Taxes.

     (vv) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (ww) "WIP Purchase Price" is defined in Section 3.1(b).

     (xx) "Work In Process Inventory" shall mean all items of Seller's good and saleable in the ordinary course of business, (as such terms are defined by GAAP) work in process relating to the Business, including raw material inventory, detail inventory and parts in production.

     (yy) "Work In Process Inventory Value" is defined in Section 3.2.

     Section 1.2 Usage of Terms. Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.

     Section 1.3 References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

                                   ARTICLE II
           PURCHASE AND SALE OF ASSETS OF SELLER AND LEASE OF PREMISES

     Section 2.1 Transfer of Purchased Assets; Assumption of Assumed Liabilities. Subject to the terms and conditions contained in this Agreement, on the Closing Date:

          (a) Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall acquire from Seller, the Purchased Assets, free and clear of any Encumbrances other than Seller's second priority interest in the Work In Process Inventory pursuant to
               Section 3.8; and

          (b)  Buyer shall assume the Assumed Liabilities.

     Section 2.2 Purchase of Finished Goods Inventory. At the Closing, Seller shall sell and Buyer shall acquire Seller's Finished Goods Inventory.

     Section 2.3 Purchase of Work In Process Inventory. At the Closing, Seller shall sell and Buyer shall acquire Seller's Work In Process Inventory.

     Section 2.4 Purchase of Tangible Personal Property. At the Closing, Seller shall sell and Buyer shall acquire those assets set forth on Schedule 2.4 (collectively, "Tangible Personal Property"). It is understood and agreed by the parties hereto that the following will be transferred to Buyer, at no additional cost to Buyer, eleven (11) Vantage Seats, all Unigraphics Seats utilized in the Business as more fully described on said Schedule 2.4, two (2) Surfcam Seats and five (5) Cadkey Seats presently being utilized by the Business in its production process, the transfer of which shall be subject to the approval of Vantage, Unigraphics, Surfcam and Cadkey, respectively, as required. Buyer shall assume the maintenance contracts relating to the foregoing.

     Section 2.5 Purchase of Name. At the Closing, Seller shall transfer to Buyer all of Seller's right, title and interest in and to the name "Gros-ite Engineered Components Division."

     Section 2.6 Assumed Contracts. At the Closing, Seller shall assign and transfer to Buyer and Buyer shall assume Seller's obligations, EXCEPT SELLER'S WARRANTY OBLIGATIONS WITH RESPECT TO GOODS PRODUCED BY SELLER, arising from the Closing Date forward pursuant to the following:

          (a)  the LTA;

          (b)  current orders originated through the MRP;

          (c) Agreement with Vantage, provided the Vantage Seats are transferred pursuant to Section 2.4, to the extent assignable;

          (d) Agreement with Unigraphics, provided the Unigraphics Seats are transferred pursuant to Section 2.4, to the extent assignable;

          (e) Agreement with Surfcam, provided the Surfcam Seats are transferred pursuant to Section 2.4, to the extent assignable;

          (f) Agreement with Cadkey, provided the Cadkey Seats are transferred pursuant to Section 2.4, to the extent assignable;

          (g)  the Purchase Orders.

     Prior to the Closing Date, the Seller shall provide Buyer with copies of all vendor contracts and third party contracts materially relating to the Business. The Seller shall transfer all of its right, title to and interest in such agreements to Buyer and such assumed agreements will be deemed "Assumed Contracts."

     Section 2.7 Non-Assumption of Liabilities.

          (a) The Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of the Seller of any kind, known or unknown, contingent or otherwise, other than those obligations and liabilities expressly assumed by it pursuant to this Agreement. Without limiting the foregoing, Buyer does not assume, undertake or accept any duties, responsibilities, obligations or liabilities of the Seller (that exist now or at the Closing Date or that may arise in the future with respect to any matter occurring at or prior to the Closing Date):

               (1) with respect to employees or former employees of the Seller or any of their beneficiaries, heirs or assignees, including:

                    (A)  any pension, accrued vacation or other liabilities;

                    (B) any matter arising by virtue of any collective bargaining relationship or agreement or pursuant to the National Labor Relations Act or any other labor relations law; and

                    (C) any matter arising with respect to workers' compensation, severance, payroll and/or unemployment tax, pension, profit-sharing, health insurance, COBRA, accrued but unused vacation or other employee benefit liabilities in respect of any employees of Seller in the Business employed by Buyer prior to the Closing.

               (2) with respect to the Pension Benefit Guaranty Corporation or any similar organization, whether arising out of the employment by the Seller of any employees or former employees, the transactions contemplated by this Agreement or otherwise;

               (3)  with respect to:

                    (A)  Tax;

                    (B) Any claims for personal injuries, property damages or consequential damages relating to Seller's actions or inactions with respect to defective products sold, condition or operation of the Business or Premises or otherwise;

               (4) with respect to any matter arising under any statute, rule or regulation, including but not limited to antitrust, civil rights, health, safety, labor, discrimination and environmental laws, rules and regulations, at or prior to the Closing Date; or

               (5) arising out of or based upon any matters disclosed by Seller on the Exhibits or Schedules to this Agreement at or prior to the Closing Date.

          (b) The Seller shall not assume or be bound by any duties, responsibilities, obligations or liabilities of the Buyer or TOMZ Corporation of any kind known or unknown, contingent or otherwise, other than those obligations and liabilities expressly assumed by it pursuant to this Agreement. Without limiting the foregoing, Seller does not assume, undertake or accept any duties, responsibilities, obligations or liabilities of the Buyer or TOMZ Corporation (that exist now or at the Closing Date or that may arise in the future with respect to any matter occurring at or after the Closing Date):

               (1) with respect to employees or former employees of the Buyer or any of its beneficiaries, heirs or assignees, including:

                    (A)  any pension, accrued vacation or other liabilities;

                    (B) any matter arising by virtue of any collective bargaining relationship or agreement or pursuant to the National Labor Relations Act or any other labor relations law; and

                    (C) any matter arising with respect to workers' compensation, severance, payroll and/or unemployment tax, pension, profit-sharing, health insurance, COBRA, accrued but unused vacation or other employee benefit liabilities in respect of any employees of Seller in the Business employed by Buyer at or after the Closing.

               (2) with respect to the Pension Benefit Guaranty Corporation or any similar organization, whether arising out of the employment by the Seller of any employees or former employees, the transactions contemplated by this Agreement or otherwise;

               (3)  with respect to:

                    (A)  Tax;

                    (B) Any claims for personal injuries, property damages or consequential damages relating to Buyer's actions or inactions after the Closing Date with respect to defective products sold, condition or operation of the Business or Premises or otherwise;

               (4) with respect to any matter arising under any statute, rule or regulation, including but not limited to antitrust, civil rights, health, safety, labor, discrimination and environmental laws, rules and regulations, after the Closing Date.

     Section 2.8 Consents. Except with respect to those agreements set forth in
Section 2.6(c), (d), (e), and (f), to the extent that the assignment of any contract, commitment or other item to be assigned to Buyer as provided in this Agreement shall require the consent of the other parties, Seller shall use its best efforts to obtain all such consents and, at the request of Buyer to continue such efforts after the Closing Date. If any such consent is not obtained, Seller agrees to cooperate with Buyer in any reasonable arrangements (such as subcontracting, sublicensing or subleasing) designed to provide for Buyer all of the benefits of Seller under such contract, commitment, or sales order, as the case may be, including enforcement for the benefit of Buyer and any and all rights of Seller arising out of the breach or cancellation of such contract, commitment or other item.

     Section 2.9 Delivery of Purchased Assets. Simultaneously with the Closing, Seller shall deliver to Purchaser physical possession of all the Purchased Assets.

     Section 2.10 Limitation on Assumption of Warranty Obligations by Buyer and Seller.

          (a) With respect to the Finished Goods Inventory: Notwithstanding anything in the Consent to Assignment (as hereinafter defined) to the contrary, Buyer shall not assume any of Seller's warranty obligations.

          (b) With respect to Work In Process Inventory: Notwithstanding anything in the Consent to Assignment to the contrary, Buyer shall not assume Seller's warranty obligations arising under the Purchase Orders, the LTA or otherwise where the warranty obligation arises due to the fault of the Seller. Buyer, however, will perform warranty work required due to Seller's defects at Seller's written request and in exchange for payment by Seller to Buyer of an amount equal to Buyer's cost of any such work performed by Buyer on Seller's behalf plus fifteen percent (15%). With respect to any warranty obligations arising under Purchase Orders or the LTA in connection with defects in Work In Process Inventory caused by the fault of Buyer, Buyer shall bear full responsibility for any work necessary to correct the defect. Notwithstanding anything in the Consent to Assignment to the contrary, in the event that Buyer and Seller are unable to agree as to the apportionment of fault with respect to defects in Work In Process Inventory, any such dispute shall be submitted to arbitration in accordance with the provisions of Section 9.17, with the nonprevailing party being responsible for payment of all costs and expenses, including reasonable attorney's fees, incurred in connection therewith by the prevailing party and a penalty equal to twenty-five percent (25%) of the amount awarded.

     Section 2.11 Lease of Premises. At the Closing, Seller and Buyer shall enter into a lease in the form attached as Exhibit A covering the Premises. Seller and Buyer shall also enter an assignment of lease agreement in the form attached as Exhibit B covering three thousand (3,000) square feet of space in the premises located at 1838 New Britain Avenue, Farmington, Connecticut.

     Section 2.12 Seller's Storage at the Premises. Buyer shall permit Seller to store at the Premises for a period not to exceed ninety (90) days from the Closing Date, equipment of Seller located at the Premises immediately prior to the Closing which does not constitute Purchased Assets. Buyer shall permit Seller's MIS and Design employees to remain at the Premises for a period of ninety (90) days immediately following the Closing Date. All risk of loss with respect to the Seller's storage of its equipment at the Premises and location of its employees at the Premises as permitted in this Section 2.12 rests solely with Seller. Seller shall maintain adequate insurance coverage with respect to such equipment and employees and shall provide Buyer with evidence of such coverage at the Closing. In the event that Seller does not remove its equipment and assets prior to the expiration of said ninety (90)-day period, Seller shall pay Buyer for use and occupancy Forty-Five Dollars ($45) per day for each day Seller's employees and/or equipment remain on the Premises. Seller shall be responsible for all obligations relating to such equipment. Risk of loss with respect to such equipment shall remain entirely with Seller.

     Section 2.13 Noncompetition Agreement. At the Closing, EDAC, Gros-ite and Buyer shall enter into a noncompetition agreement in the form attached as Exhibit C.

     Section 2.14 INTENTIONALLY OMITTED.

     Section 2.15 Delivery of Irrevocable Proxies. Upon filing of a proxy solicitation in connection with the transactions contemplated by this Agreement with the Securities and Exchange Commission, Seller shall deliver to Buyer, subject to applicable Federal and Wisconsin securities law, copies of the irrevocable proxies of all members of EDAC's Board of Directors affirmatively voting to approve the transactions contemplated by this Agreement.

                                   ARTICLE III

                           PURCHASE PRICE AND PAYMENT

     Section 3.1 Purchase Price. As consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Buyer shall assume the Assumed Liabilities and shall pay to Seller the following (collectively "Purchase Price"):

          (a) Subject to the provisions of Section 3.2, for the Finished Goods Inventory, One Million Eight Hundred Forty-Eight Thousand Eight Hundred Seven Dollars ($1,848,807) ("Finished Goods Inventory Purchase Price");

          (b) Subject to the provisions of Section 3.2, for the Work In Process Inventory, Three Million Five Hundred Ten Thousand Nine Hundred Eight-Two Dollars ($3,510,982) ("WIP Purchase Price").

          (c) for the Tangible Personal Property and the 1997 Ford E-350 Van bearing V.I.N. 1FDKE30F7VHA80191, One Million Nine Thousand Five Hundred Dollars ($1,009,500) ("Tangible Personal Property Purchase Price");

          (d) for all right, title and interest in and to the name "Gros-ite Engineered Components Division", One Hundred Dollars ($100).

     Section 3.2 Post-Closing Adjustment. The parties have determined the value of the Finished Goods Inventory and the Work In Process Inventory as of December 30, 2000 to be as set forth in Section 3.1(a) with respect to Finished Goods Inventory and Section 3.1(b) with respect to Work In Process Inventory (the "Initial Value"). As soon as reasonably practicable after the Closing, but in no event later than thirty (30) calendar days after the Closing, Seller shall (a) conduct a physical inventory and determine a tentative value of the Finished Goods Inventory as of the Closing Date ("Finished Goods Inventory Value") and
(b) determine the value of Work In Process Inventory as of the Closing Date ("Work In Process Inventory Value"). Seller shall present such Finished Goods Inventory Value and Work In Process Inventory Value to Buyer in writing (collectively "Tentative Value"). Buyer and its Representatives may observe the physical inventory and review all computations used in preparations of the Tentative Value. If Buyer does not give written notice of dispute thereof to Seller within ten (10) days after receipt of the Tentative Value and all supporting computations, the Tentative Value shall become the "Final Value." If Buyer notifies Seller of a dispute within the ten (10) day period, Seller and Buyer shall negotiate in good faith to agree upon the Final Value. If Seller and Buyer cannot resolve the dispute within thirty (30) days thereafter, the parties shall submit the matter to Ernst & Young, LLP to be resolved pursuant to Section
9.17 hereof, except that Ernst & Young, LLP shall administer the arbitration and act as the sole arbitrator, which resolution of the Final Value shall be conclusive and binding on the parties. Determination of the Final Value shall be made in accordance with the valuation procedures contained in this Section.

     If the Final Value is less than the Initial Value, the Purchase Price shall be reduced by the difference between the Initial Value and the Final Value. If such adjustment is required with respect to Finished Goods Inventory, Seller shall pay to Buyer, by check or wire transfer, the entire adjustment amount within five (5) days of the determination of the Final Value for Finished Goods Inventory or, if applicable, within five (5) days of receipt of a determination in resolution of any dispute over the Final Value of Finished Goods Inventory as provided in this Section. If such adjustment is required with respect to Work In Process Inventory, Seller shall pay to Buyer, by check or wire transfer, one-half of the adjustment amount within five (5) days of the determination of the Final Value of Work In Process Inventory or, if applicable, within five (5) days of receipt of a determination in resolution of any dispute over the Final Value of Work In Process Inventory as provided in this Section, and the balance to be paid to Seller by Buyer pursuant to Section 3.4(b)(2) below shall be reduced by the other one-half of the adjustment amount. In the event that the determination in resolution of any dispute over the Final Value of Work In Process Inventory occurs after the payment date set forth in Section

3.4(b)(2), the Seller shall pay to Buyer, by check or wire transfer, the other one-half of the adjustment amount within five (5) days of receipt of the determination. Notwithstanding the foregoing, if the parties are in agreement as to a part of the Final Value of Finished Goods Inventory and/or Work In Process Inventory, only the disputed portion of the Final Value shall be submitted to dispute resolution and payment for the part of the Final Value to which the parties have agreed shall be made as otherwise provided herein without regard to receipt of a determination in resolution for the disputed portion.

     If the Final Value is greater than the Initial Value, Buyer shall pay Seller the difference between the Final Value and the Initial Value. If such adjustment is required with respect to Finished Goods Inventory, Buyer shall pay to Seller, by check or wire transfer, the entire adjustment amount within five
(5) days of the determination of the Final Value for Finished Goods Inventory, or if applicable, within five (5) days of receipt of a determination in resolution of any dispute of the Final Value of Finished Goods Inventory as provided in this Section. If such adjustment is required with respect to Work In Process Inventory, Buyer shall pay to Seller, by check or wire transfer, one-half of the adjustment amount within five (5) days of the determination of the Final Value of Work In Process Inventory or, if applicable, within five (5) days of receipt of a determination in resolution of any dispute over the Final Value of Work In Process Inventory as provided in this Section, and the balance to be paid by Buyer to Seller pursuant to Section 3.4(b)(2) below shall be increased by the other one-half of the adjustment amount. In the event that the determination in resolution of any dispute over the Final value of Work In Process Inventory occurs after the payment date set forth in Section 3.4(b)(2), the Buyer shall pay to Seller, by check or wire transfer, the other one half of the adjustment amount within five (5) days of receipt of the determination. Notwithstanding the foregoing, if the parties are in agreement as to a part of the Final Value of Finished Goods Inventory and/or Work In Process Inventory, only the disputed portion of the Final Value shall be submitted to dispute resolution and payment for the part of the Final Value to which the parties have agreed shall be made as otherwise provided herein without regard to receipt of a determination in resolution for the disputed portion.

     Notwithstanding anything herein to the contrary, the value of an item of inventory, whether Finished Goods Inventory or Work In Process Inventory, shall be determined based upon the Book Value, as hereinafter defined, for each such inventory item. "Book Value" shall mean the lesser of eighty-five percent (85%) of the current selling price for such item as determined by reference to the Purchase Order or other instrument pursuant to which such item is sold and delivered to the customer, or Seller's actual cost, as determined by the cost accounting method consistently applied set forth on Schedule 3.2 hereto.

     Section 3.3 Allocation of Purchase Price. The Purchase Price shall be allocated as set forth on Schedule 3.3 Unless otherwise agreed in writing by Buyer and Seller, Buyer and Seller shall: (i) reflect the Purchased Assets in each of Buyer and Seller's books and for federal, state, local and foreign tax reporting purposes in accordance with such allocation; (ii) file all forms required under Section 1060 of the Code and all other tax returns and reports in accordance with and based upon such allocation; and (iii) unless required to do so in accordance with a "determination" as defined in Section 1313(a)(1) of the Code, take no position in any tax return, tax proceeding, tax audit or otherwise which is inconsistent with such allocation.

     Section 3.4 Payment of Purchase Price. Buyer shall pay to Seller the consideration set forth in Section 3.1 as follows:

          (a) the Finished Goods Inventory Purchase Price shall be paid in immediately available funds at the Closing;

          (b)  payment of the WIP Purchase Price shall be as follows:

               (1) Fifty percent (50%) shall be paid in immediately available funds in advance at the Closing ("Closing Payment"); and

               (2) the balance shall be paid on the fifteenth (15th) day of tenth (10th) month following the Closing Date;

          (c) the Tangible Personal Property Purchase Price shall be paid at the Closing; and

          (d) the $100.00 due pursuant to Section 2.5 shall be paid at the Closing.

     Section 3.5 Closing Adjustments. There shall be prorated and adjusted between Seller and Buyer as of the close of business on the Closing Date personal property taxes, personal property lease payments, and software maintenance agreement payments.

     Section 3.6 Taxes. Seller shall be responsible for the payment of any transfer, excise, business and occupation, gross receipts or other similar taxes (other than sales and use taxes) imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such taxes. Buyer shall be responsible for the payment of any sales and use tax imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such taxes.

     Section 3.7 Guaranty by TOMZ Corporation. TOMZ Corporation shall guaranty payment of the Purchase Price and all obligations of Buyer under this Agreement by executing a Guaranty Agreement in the form attached hereto as Exhibit E, which Guaranty Agreement shall provide that Seller shall only proceed against TOMZ Corporation after it has first made written demand of Buyer and payment is not made within sixty (60) days of delivery of such written demand to Buyer.

     Section 3.8 Collateral. To further secure Buyer's obligations set forth under Section 3.4(b)(2), Buyer shall grant Seller a second priority security interest in the Work In Process Inventory, subordinate to the security interest granted by Buyer to its lender pursuant to in the financing obtained by Buyer in connection with its acquisition of the Purchased Assets. In connection therewith, Seller shall deliver to Buyer at Closing, UCC-3 Termination Statements executed by Seller. Seller hereby irrevocably appoints Buyer its attorney-in-fact, coupled with an interest, to sign UCC-3 Termination Statements on behalf of Seller in connection with the release of the security interests hereby granted.

     Section 3.9 Pledge of Securities. To secure all obligations of Buyer under this Agreement, Buyer has caused Zbigniew Matulaniec to pledge to EDAC marketable securities having a value, as of the date of this Agreement, of at least Four Hundred Thousand Dollars ($400,000) pursuant to a Pledge Agreement in the form of Exhibit F. Except as required to satisfy the Seller's liquidated damages claim under Section 9.3(c) hereof, the Seller shall only proceed against the pledge of marketable securities after it has made written demand of both Buyer and TOMZ Corporation pursuant to its guaranty in Section 3.7 hereof and payment is not made within sixty (60) days of delivery of such written demands to Buyer and TOMZ Corporation.

     Section 3.10 Offset. Notwithstanding any provisions in this Agreement to the contrary, Buyer shall have the right to offset against any amounts due Seller whether under this Agreement, the Lease or any other agreement or document entered into with Seller any amounts due Buyer from Seller under this Agreement including, but not by way of limitation, Seller's obligations arising under Section 8.1. If Buyer withholds payments under this Section and the same are determined in arbitration to have been wrongfully withheld, then interest calculated per annum at the rate of prime as reported by The Wall Street Journal effective as of the date of offset plus three percent (3%) will be added to such balance due until paid in full and in addition thereto Buyer shall pay Seller a penalty of twenty-five percent (25%) of the amount withheld.

                                   ARTICLE IV

                                     CLOSING

     Section 4.1 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be held on or before the fifth (5th) day following the meeting of the shareholders of EDAC scheduled for May 15, 2001 ("Closing Date"). EDAC will not, unless required by law, reschedule this shareholders meeting to a date later than May 30, 2001, or such other date as mutually agreed upon by Buyer and Seller. The Closing shall occur at the offices of Eisenberg, Anderson, Michalik & Lynch, 136 West Main Street, New Britain, Connecticut 06052, or any other place as Buyer and Seller mutually agree. The Closing shall be effective as of the close of business on the Closing Date.

     Section 4.2 Conveyance at Closing.

          (a)  Seller's Delivery.

               (1) Instruments and Possession. Upon the terms and conditions contained in this Agreement, on the Closing Date; Seller shall deliver to Buyer:

                    (A) a Bill of Sale conveying clear title to the Purchased Assets, in the Form of Exhibit G;

                    (B) an Assignment Agreement assigning all rights to the Assumed Contracts, in the form of Exhibit H;

                    (C) a consent to the assignment of the LTA ("Consent to Assignment") in the form of Exhibit I;

                    (D)  the executed Lease;

                    (E) the Non-Disturbance Agreements in the form attached as Exhibit J;

                    (F) statement from the State of Connecticut regarding corporation income, unemployment and withholding taxes in response to Seller's request for a tax clearance;

                    (G) a certificate of Status for each of EDAC and Gros-ite updated to within two (2) weeks of the Closing Date;

                    (H) a certificate in the form of Exhibit K, executed by EDAC and Gros-ite, dated the Closing Date, to the effect that: (i) the representations and warranties of EDAC and Gros-ite contained herein were true when made, and, as in effect on the Closing Date, are true on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) each of EDAC and Gros-ite has performed and complied with all of the agreements and covenants to be performed or complied with by it under this Agreement prior to and as of the Closing Date;

                    (I) the legal opinion of Seller's counsel addressed to Buyer, dated the Closing Date, in the form of Exhibit L;

                    (J)  the noncompetition agreement in the form of Exhibit C;

                    (K)  the UCC-3 Termination Statements described in Section
                         3.8;

                    (L) certificate of title to the 1997 Ford E-350 Van bearing V.I.N. 1FDKE30F7VHA80191;

                    (M) all consents required in connection with the Assumed Contracts, except any consents required with respect to the agreements set forth in Section 2.6(c), (d), (e), and (f); and

                    (N) an assignment of Seller's rights and obligations under its lease with Peter Stanley Realty regarding 1838 New Britain Avenue, Farmington, Connecticut in the form of Exhibit B.

          (b)  Buyer's Delivery.

               (1) Instruments. Upon the terms and conditions contained in this Agreement, on the Closing Date, Buyer and/or TOMZ Corporation shall deliver or shall cause to be delivered to
                    Seller:

                    (A) an Assignment Agreement assuming all rights to the Assumed Contracts in the form of Exhibit H;

                    (B)  a consent to the assignment of the LTA in the form of
                         Exhibit I;

                    (C)  the executed Lease;

                    (D) the Non-Disturbance Agreements in the form of Exhibit J;

                    (E) a certificate of Legal Existence for each of Buyer and TOMZ Corporation updated to within two (2) weeks of the Closing Date;

                    (F) a certificate in the form of Exhibit K, executed by Buyer and TOMZ Corporation, dated the Closing Date, to the effect that: (i) the representation and warranties of Buyer and TOMZ Corporation and Buyer contained herein were true when made, and, as in effect on the Closing Date, are true on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) each of TOMZ Corporation and Buyer have performed and complied with all of the agreements and covenants to be performed or complied with by it under this Agreement prior to and as of the Closing Date;

                    (G) the legal opinion of Buyer's counsel addressed to Seller, dated the Closing Date, in the form of Exhibit M;

                    (H)  the Noncompetition Agreement in the form of Exhibit C;

                    (I) the Guaranty of TOMZ Corporation in the form of Exhibit E;

                    (J)  the UCC financing statements described in Section 3.8;
                         and

                    (K)  the Pledge Agreement in the form of Exhibit F.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF EDAC AND GROS-ITE

Section 5.1 EDAC's and Gros-ite's Representations. Each of EDAC and Gros-ite, hereby, jointly and severally, represents and warrants to Buyer and TOMZ Corporation as follows:

          (a) Organization, Good Standing and Authority Seller to Conduct Business. EDAC is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin. Gros-ite is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Connecticut. Schedule 5.1(a) sets forth each trade name or assumed name used by Gros-ite and EDAC in the conduct of the Business. Each of EDAC and Gros-ite has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Except as set forth on Schedule 5.1(a) Seller conducts the Business directly and not through any other Person.

          (b) Power and Authority; Authorization; Binding Effect. Each of EDAC and Gros-ite has all necessary power and authority and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. Copies of all resolutions of the board of directors and shareholders of each of EDAC and Gros-ite with respect to the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of EDAC and Gros-ite, respectively, in the form attached as Schedule 5.1(b) will be delivered to Buyer at Closing. This Agreement has been duly executed and delivered by EDAC and Gros-ite and constitutes a legal, valid and binding obligation of each of EDAC and Gros-ite enforceable against EDAC and Gros-ite in accordance with its terms, except as such enforcement may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and (2) the discretion of the appropriate court with respect to specific performance, injunctive relief or other forms of equitable remedies.

          (c) No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement do not and will not result in or constitute (1) a material violation of or conflict with any provision of the certificate of incorporation or by-laws of EDAC or Gros-ite,
               (2) except as set forth on Schedule 5.1(c), a material breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving or notice, the lapse of time or the happening of any future event or condition, would become, a material default under, or result in the acceleration of any obligation under, any term or provision of, any material contract, agreement, indebtedness, encumbrance, commitment, license, franchise, permit, authorization or concession to which EDAC or Gros-ite is a party, (3) a material violation by EDAC or Gros-ite of any statute rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to EDAC or Gros-ite; (4) a material violation of any state or federal securities laws or regulations; or (5) an imposition of any Encumbrance on the Purchased Assets other than as contemplated pursuant to Section 3.8 and as provided by Buyer to its lender.

          (d) Consents and Approvals. Except for any filings or approvals set forth on Schedule 5.1(d) no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by EDAC or Gros-ite in connection with: the execution, delivery and performance of this Agreement; the consummation of the transactions contemplated by this Agreement; or Buyer's future conduct of the Business.

          (e) No Proceedings. Except as set forth on Schedule 5.1(e), there is no action, order, writ, injunction, intellectual property infringement, judgment or decree outstanding, or claim, suit, litigation, proceeding, arbitrary action or investigation pending or, to Seller's Knowledge, threatened against, relating to or affect in any adverse manner, Gros-ite, the Business, the Purchased Assets or the transactions contemplated by this Agreement and Seller is not in default under any judgment, order, decree or stipulation affecting the Business.

          (f) Financial Statements. Seller has delivered to Buyer audited consolidated statements of operations, balance sheets, statements of cash flows, and statements of changes in shareholders' equity as of and for the fiscal year ended December 30, 2000 for Seller ("Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

          (g) Tax Matters. Except as set forth on Schedule 5.1(g) with respect to the Business:

               (1) Each of EDAC and Gros-ite has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All taxes owed by EDAC and Gros-ite (whether or not shown on any Tax Return) have been paid. Neither EDAC nor Gros-ite is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the EDAC or Gros-ite file Tax Returns that either is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of EDAC or Gros-ite that arose in connection with any failure (or alleged failure) to pay any Tax.

               (2) Each of EDAC and Gros-ite has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (3) To Seller's Knowledge, neither EDAC nor Gros-ite expects any authority to assess any additional taxes with respect to the EDAC or Gros-ite for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of EDAC or Gros-ite either (A) claimed or raised by any authority in writing or (B) as to which either of EDAC or Gros-ite has knowledge. Schedule 5.1(g), lists of all federal, state, local and foreign income Tax Returns filed with respect to EDAC and Gros-ite for taxable periods that have been audited, and indicates those Tax Returns that currently are the subject of audit. Neither EDAC nor Gros-ite has delivered to the Buyer copies of any federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by EDAC and Gros-ite, respectively, therefore the Buyer places absolute reliance upon the representations made with respect to Taxes, Tax Liabilities, and Tax Returns on said Schedule 5.1(g) and otherwise herein.

               (4) Neither EDAC nor Gros-ite has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (5) Each of EDAC and Gros-ite has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Codes ss.6662. Neither EDAC nor Gros-ite is a party to any Tax allocation or sharing agreement. Neither EDAC nor Gros-ite has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or (B) has any Tax Liability of any Person (other than any of the Seller and its subsidiaries) under Treasury Regulations ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (6) The unpaid taxes of EDAC and Gros-ite, respectively, (A) did not, as of December 30, 2000, exceed the reserve for Tax Liability (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of EDAC and Gros-ite, respectively, in filing its Tax Returns.

          (h)  Title to Purchased Assets and Premises. Except as disclosed on
               Schedule 5.1(h), each of EDAC and Gros-ite, respectively, has such title to all of the Purchased Assets and the Premises as is necessary to permit the use and enjoyment of the Purchased Assets and Premises substantially in the manner that the Purchased Assets and the Premises are now utilized by EDAC and Gros-ite, and the Purchased Assets and Premises are free and clear of any Encumbrances, except as set forth on Schedule 2.1(a). Each of Gros-ite and EDAC has full right, power and authority to sell, convey and assign the Purchased Assets and to enter into the Lease.

          (i) Real Property. Schedule 5.1(i) sets forth a complete list of all real property and interests in real property leased or subleased by EDAC and Gros-ite and used in the Business.

          (j) Tangible Personal Property. Schedule 2.4 sets forth a complete list of each item of tangible personal property constituting Purchased Assets owned by EDAC or Gros-ite having a value in excess of $3,000, and is a complete list of each item of tangible personal property constituting Purchased Assets leased by EDAC or Gros-ite (other than individual leases of office equipment having an annual rent of less than $3,000) (inclusive of the tangible personal property not required to be set forth in Schedule 2.4 because of the foregoing dollar thresholds.) Except for the Sutton Barrel Machine as set forth on Schedule 5.1(j), all of the Tangible Personal Property is located at 1790 New Britain Avenue, Farmington, Connecticut. Each item of Tangible Personal Property is adequate for its intended use, free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used.

          (k) Options. Other than set forth on Schedule 5.1(k), there are no outstanding options, calls, contracts, leases or commitments of any character for the sale or use of the Purchased Assets.

          (l) Terminations. Other than as set forth on Schedule 5.1(l), no Work In Process Inventory has been terminated by EDAC's or Gros-ite's customers as of February 28, 2001.

          (m)  INTENTIONALLY OMITTED.

          (n)  INTENTIONALLY OMITTED.

          (o) Patents and Trademarks. Schedule 5.1(o), sets forth a true and complete list of all domestic and foreign patents, copyrights, trademarks, trade names and all registrations or applications with respect to the Purchased Assets and the Business, and licenses or rights under the same relating to the Purchased Assets and the Business, owned or held by EDAC or Gros-ite and there is not outstanding with respect thereto any license or other permission granted by EDAC or Gros-ite to any other person, firm or corporation. The listing of patents and patent applications on the attached Schedule 5.1(o) sets forth for each entry the patent number, patent date, patent inventor, and patent title. There are no outstanding claims which have been asserted in writing against EDAC or Gros-ite alleging infringement of any patent, copyright, trademark, trade name or license of any other person, firm or corporation, nor has EDAC or Gros-ite been advised by its legal counsel that there is outstanding any adversely held patent, copyright, trademark, trade name or license on which such claim could reasonably be based. There are no outstanding patent applications by EDAC or Gros-ite. Except as set forth on Schedule 5.1(a), neither EDAC nor Gros-ite has used any tradenames during the past five (5) years.

          (p) Regulatory Filings. All material reports and filings required to be filed with, and fees to be paid to, any Governmental Authority or federal regulatory agency and state or federal public utility or service commission by the EDAC and Gros-ite with respect to the Purchased Assets have been timely filed, and from the date hereof will be timely filed. All such reports, filings and fees are and will be accurate and complete in all material respects.

          (q) Product and Field Warranties. Except as set forth in Schedule 5.1(q), neither EDAC nor Gros-ite has any product warranties or product guarantees (other than implied warranties and field warranties and warranties contained in the EDAC's or Gros-ite's standard forms of invoices and standard customer contracts, disclosed on Schedule 1.1) now in effect or outstanding with respect to the Business.

          (r) Creditors. The Business has no creditors (secured or unsecured) having a material claim in connection with the Purchased Assets other than (1) accounts payable incurred in the ordinary course and (2) those creditors listed on Schedule 5.1(r) for the amounts owed as shown thereon.

          (s) Nonconforming Use. The Business is not a nonconforming use at the Premises and is not in violation of any ordinance or statute.

          (t)  Matters Relating to Employees.

               (i) Offers of Employment to Seller's Employees. For the period commencing on the date of execution of this Agreement and continuing until the Closing Date, Buyer shall have the absolute and unfettered right to solicit and to hire and employ any Business Employees effective as of the Closing Date. Buyer shall offer employment to those Business Employees who Buyer, in its sole discretion, elects to solicit for hire. With respect to employees of Seller who are hired by Buyer as of the Closing, Buyer and Seller agree to cooperate fully in the transition of any such employees to employment with Buyer. Nothing contained in this Section shall be construed to give rise to any obligation of Buyer to any employee of Seller.

               (ii) No Rights to Employment. After the Closing, nothing herein expressed or implied shall confer upon any former employee of Seller, or any union, collective bargaining agent or other person or entity any rights or remedies (including, but not limited to, any right to employment, or continued employment, for any specified period) or any right to any particular benefits in connection with any employment of any nature or kind whatsoever under or by reason of this Agreement.

          (u)  INTENTIONALLY OMITTED.

          (v) Vendors and Customers of EDAC and Gros-ite. Set forth on Schedule 5.1(v) is a list of all customers of, and vendors to, the Business which accounted for over 5% each of the total consolidated sales and purchases of the Business of Seller during the year ended December 30, 2000. Neither EDAC nor Gros-ite has received any written communication indicating that there is a substantial probability that any vendors or customers of the Business will terminate their business relationship with EDAC or Gros-ite.

          (w) Contracts. Except as described in Schedule 5.1(w), neither EDAC nor Gros-ite is, as of the date of this Agreement with respect to the Business and the Seller's employees, a party to or bound by any:

               (1) employee collective bargaining agreement or other contract with any labor union;

               (2)  employment agreements with any employee;

               (3) employment or consulting agreements with any director, officer, or consultant (excluding any such contracts or arrangements terminable on ninety (90) days notice or less without penalty or premium);

               (4)  intellectual property agreements;

               (5)  long term agreements with customers;

               (6)  subcontractor agreements, except Purchase Orders;

               (7) distribution, agency or manufacturer's representation agreements;

               (8) intercompany agreements, partnership agreements, joint venture agreements or subcontractor agreements;

               (9)  military or government contracts;

               (10) (A) lease or similar agreement under which Seller or
                    Gros-ite is lessee of, or holds or uses, any machinery, computer hardware or software, equipment, vehicle or other tangible personal property owned by a third party; (B) license agreements; (C) continuing contract for the future purchase of materials, services, supplies or equipment; (D) management, service, consulting or other similar type of contract; (E) computer maintenance agreement;

               (11) distribution or sales agency agreement or arrangement;

               (12) advertising agreement or arrangement (excluding any such contracts or arrangements terminable on ninety (90) days notice or less without penalty or premium);

               (13) warranty agreements;

               (14) with respect to the Business, bonus, incentive or deferred compensation, profit sharing, stock option, retirement, pension, group insurance, death benefit or other fringe benefit plans, trust agreements, vacation pay, severance pay, and other personnel policies or arrangements of Seller pertaining to any of Seller's current or former employees or consultants under which Seller is currently making or may in the future make payments;

               (15) contracts which purport to limit the freedom of EDAC or
                    Gros-ite to engage in any line of business in any geographic area;

               (16) employee invention assignment agreement;

               (17) other contracts material to the Business, operations, results of operations or prospects of EDAC or Gros-ite (other than contracts relating to tangible personal property not constituting Purchased Assets);

               (18) nondisclosure agreements or restrictive covenants; or

               (19) supplier agreements.

               True and correct copies if in writing, and, to Seller's Knowledge, if oral, accurate written summaries, of each of the foregoing have been delivered to Buyer. Schedule 5.1(w) sets forth a list of all of the above enumerated contracts, agreements, commitments, leases and instruments relating to the Business which involve commitments in their individual capacity in excess of $10,000, except purchase orders and invoices. Each agreement, contract, lease, license, commitment or instrument of EDAC and Gros-ite described on
               Schedule 5.1(w) (collectively, "Contracts") is in full force and effect, and enforceable in accordance with its terms except as disclosed on Schedule 5.1(w) and, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other forms of equitable remedies. Neither EDAC nor Gros-ite has received notice that any party to any Contract intends to terminate such Contract or to exercise or not exercise any option under such Contract. Neither EDAC nor Gros-ite is (with or without the lapse of time or the giving of notice, or both) in material breach or default under any of the Contracts and no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. The consummation of the transactions contemplated hereby will not create a material default in or result in the right of modification or termination of, any Contract.

          (x)  Employee Benefit Plans. Except as disclosed in Schedule 5.1(x),

               (1) Neither Gros-ite, EDAC, nor any ERISA Affiliate of Seller, contributes to, has ever contributed to, or has ever been required to contribute to, any Multi-Employer Plan, and neither Seller, nor any ERISA Affiliate of Seller, has any liability (including withdrawal liability) under any Multi-Employer Plan.

               (2) The Employee Welfare Benefit Plans that are group health plans (as defined in "COBRA") have complied in all material respects with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. Seller or its agents who administer any of the Employee Welfare Benefit Plans have complied in all material respects and will continue to comply in all material respects through the date of Closing, with the notification and written notice requirements of COBRA. There are no pending or, to Seller's Knowledge, threatened claims, suits, or other proceedings by any employee, former employee, participants or by the beneficiary, dependent or representative of any such person, involving the failure of any Employee Welfare Benefit Plan or of any other group health plan ever maintained by Seller to comply with the health care continuation coverage requirements of COBRA.

          (y) Absence of Changes or Events. Except as set forth in Schedule 5.1(y), since December 30, 2000, EDAC and Gros-ite have conducted the Business only in the ordinary course consistent with past practice, and there has not been with respect to the Business:
               (1) any change which, individually or in the aggregate, has had a material adverse effect on the Business, nor, to Seller's Knowledge, are any such changes threatened, anticipated or contemplated, (2) any actual or, to Seller's Knowledge, threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by any governmental body or agency, (3) any pending or, to Seller's Knowledge, threatened, anticipated or contemplated dispute of a material nature with any customer, supplier, employee, landlord, subtenant or licensee of EDAC or Gros-ite or any pending or, to Seller's Knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to result in any reduction in the amount, or any change in the terms or conditions which has a material adverse effect, of business with any substantial customer or supplier of EDAC or Gros-ite which would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business, (4) any material increase in the compensation payable or to become payable to the Retained Employees, or agents or consultants of Seller engaged in the Business, other than any such increase in the ordinary course of business, (5) any material failure to comply with any Governmental Requirement, or (6) any sale or commitment to sell all or any portion of the Purchased Assets.

          (z)  INTENTIONALLY OMITTED.

          (aa) Compliance with Laws. Except as set forth on Schedule 5.1(aa), each of EDAC and Gros-ite is presently and since January 1, 1998 has been in compliance in all material respects with all Governmental Requirements with respect to the Business. Without limiting the generality of the foregoing, since January 1, 1998 with respect to the Business.

               (1) To Seller's Knowledge, no unresolved charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against EDAC or Gros-ite alleging any failure to comply with any material Governmental Requirement.

               (2) Each of EDAC and Gros-ite has complied in all material respects with all applicable Governmental Requirements relating to the employment of labor, employee civil rights, and equal employment opportunities.

               (3)  To Seller's Knowledge, neither EDAC nor Gros-ite has:

                    (A) made or agreed to make any contribution, payment, remuneration or gift of funds or property to any governmental official, employee, or agent, customer or supplier where either the contribution, payment or gift or purpose thereof was illegal under any Governmental Requirement or which could reasonably be expected to subject EDAC or Gros-ite to any damage or penalty in any civil, criminal or governmental litigation or proceeding;

                    (B) established or maintained or agreed to establish or maintain any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or

                    (C) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office where such contribution or reimbursement or the purpose thereof was illegal under any applicable law.

               (4) Each of EDAC and Gros-ite has filed in a timely manner all material reports, documents and other materials that are or were required to be filed (and the information contained therein was correct and complete in all respects) under all applicable Governmental Requirements, including Section 1877 of the Social Security Act.

               (5) To Seller's Knowledge, Seller has possession of all records and documents with respect to the Business that are or were required to be retained under all applicable and material Governmental Requirements.

          (bb) Licenses; Permits; Certifications. Schedule 5.1(bb) sets forth a complete list of all permits, consents, vendor codes, quality assurance and related certifications, approvals and other authorizations held by Seller and Gros-ite and used in the Business.

          (cc) Employee Data. Set forth on Schedule 5.1 (cc) is a list of the employees working in the Business ("Business Employees"). Except as set forth in Schedule 5.1(cc), with respect to the Business Employees and the Business:


               (1) Seller has no obligation to pay post-retirement health or welfare benefits;

               (2) Seller has no employment agreement which is not terminable at will by Seller without notice and without an obligation to pay severance pay;

               (3) There is no labor strike, dispute, slowdown or work stoppage or lockout actually pending or, threatened against or affecting Seller, and during the past year there has not been any such action;

               (4) No union organizational campaign is pending or, to Seller's Knowledge, threatened;

               (5) There is no unfair labor practice charge or complaint against Seller pending or threatened before the National Labor Relations Board nor is there a reasonable basis for any such charge or complaint;

               (6) During the past three (3) years, no Business Employee or former employee has filed any claim nor, to Seller's Knowledge, does any such employee have a reasonable basis for any action or proceeding against Seller arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices (including, without limitation, applicable workers' compensation laws, the Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1973, as amended, the Family and Medical Leave Act of 1993 or the Americans with Disabilities Act).

          (dd) Billing. With respect to the Business, all billing by EDAC and Gros-ite has been true, fair and correct and in compliance in all material respects with all applicable Governmental Requirements and the policies of its customers.

          (ee) Affiliated Transactions. Except as described in Schedule 5.1(ee), with respect to the Business, neither Seller, Gros-ite, nor, to Seller's Knowledge, any officer, director or Affiliate of Seller
               (i) owns, directly or indirectly, any economic interest in (excepting less than 5% stock holdings in securities of publicly traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of Seller, (ii) owns, in whole or in part, any property that Seller uses in the conduct of the Business, (iii) has guaranteed any indebtedness, obligation or contract of the Business or provided any assistance with respect thereto, or (iv) has any cause of action or other legal claim whatsoever against or, except as set forth on the Financial Statements, owes any amount to, the Business. To Seller's Knowledge, set forth on

               Schedule 5.1(ee) is a true and complete list of all transactions and services since January 1, 2000 between EDAC, Gros-ite or any of their Affiliates relating to the Business.

          (ff) No Brokers. Neither EDAC nor Gros-ite has entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

          (gg) Material Misstatements or Omissions. There is no fact, transaction or development which EDAC and Gros-ite have not disclosed to the Buyer in writing which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business. None of the representations or warranties by EDAC and Gros-ite in this Agreement or in any document delivered to the Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

          (hh) Insurance.

               (1) Schedule 5.1(hh) sets forth the policies of insurance of the Business, for the Premises, for the leased property at 1838 New Britain Avenue, and for the property leased as a parking area from the State of Connecticut presently in force, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium. Seller has heretofore delivered to Buyer complete and correct copies of the policies and agreements set forth in Schedule 5.1(hh).

               (2) The insurance policies set forth on Schedule 5.1(hh) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid (except to the extent indicated in Schedule 5.1(hh) and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for material compliance with all requirements of law and all agreements to which the Business is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the Business; will remain in full force and effect through the respective dates set forth in Schedule 5.1(hh) without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or by all other agreements incidental hereto.

          (ii) Environmental, Health, and Safety Matters. Except as set forth in
               Schedule 5.1(ii),

               (1) Each of EDAC, Gros-ite and their Affiliates has complied and is in compliance, in all material respects, with all Environmental, Health, and Safety Requirements.

               (2) Without limiting the generality of the foregoing, each of EDAC, Gros-ite and their Affiliates has obtained and complied with, and is in compliance, in all material respects, with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Premises, the leased premises at 1838 New Britain Avenue, and the operation of the Business; a list of all such permits, licenses and other authorizations is set forth on the attached Schedule 5.1(ii).

               (3) Neither Gros-ite, EDAC nor either of its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or the Premises arising under Environmental, Health, and Safety Requirements.

               (4) None of the following exists at the Premises in connection with the Business: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

               (5) Neither Gros-ite, EDAC nor any of its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance in or on the Premises, including without limitation any hazardous substance in a manner that has given or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, ("CERCLA"), the Solid Waste Disposal Act, as amended, ("SWDA"), or any other Environmental, Health, and Safety Requirements.

               (6) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup at the Premises, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

               (7) Neither EDAC, Gros-ite nor any of their affiliates has, either expressly or by operation of law, assumed or undertaken any liability with respect to the occupation of the Premises or the operation of the Business, including without limitation any material obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

               (8) To Seller's Knowledge, no facts, events or conditions relating to the Premises will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

               (9) Seller hereby acknowledges receipt of a copy of the Environmental Report describing the condition of the Premises. Seller shall indemnify Buyer in accordance with the provisions of Section 8.1 from any liability or expenses incurred by Buyer with respect to the condition of the Premises as set forth in the Environmental Report. Buyer shall indemnify Seller from any liability or expenses incurred by Seller with respect to Buyer's violation with respect to the Premises of CERCLA or SWDA (as each is defined in Section 5.1(ii)) or any other federal, state, local, or foreign statute, regulation, ordinance or other provision having the force or effect of law concerning pollution or protection of the environment.

          (jj) Gros-ite Industries, Inc.. Gros-ite has no tangible assets other than its rights under the LTA and has no employees. Gros-ite is wholly owned by EDAC.

          (kk) Inventory. All of Seller's inventory, and all inventory of Seller reflected on the Most Recent Financial Statements is good and saleable, in the ordinary course of business, (as such terms are defined by GAAP).

                                   ARTICLE VI
          REPRESENTATIONS AND WARRANTIES OF BUYER AND TOMZ CORPORATION

     Section 6.1 Buyer and TOMZ Corporation's Representations

     Each of Buyer and TOMZ Corporation hereby, jointly and severally, represents and warrants to Seller as follows:

          (a) Organization and Good Standing. Each of Buyer and TOMZ Corporation is a Connecticut corporation, duly organized, validly existing and in good standing under the laws of the State of Connecticut. Each of Buyer and TOMZ Corporation has full power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.

          (b) Authority; Authorization; Binding Effect. Buyer and TOMZ Corporation have all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. Copies of resolutions of the members and board of directors of Buyer and TOMZ Corporation, respectively, in the form attached as Schedule 6.1(b) with respect to the transactions contemplated by this Agreement, will be delivered to Seller at the Closing. This Agreement has been duly executed and delivered by Buyer and TOMZ Corporation and constitutes a legal, valid and binding obligation of Buyer and TOMZ Corporation, enforceable against Buyer and TOMZ Corporation in accordance with its terms, except as such enforcement may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and
               (2) the discretion of the appropriate court with respect to specific performance, injunctive relief or other forms of equitable remedies.

          (c) No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by Buyer and TOMZ Corporation of its obligations under this Agreement, do not and will not result in or constitute: (1) a violation of or a conflict with any provision of the certificate of corporation of Buyer or TOMZ Corporation; (2) a breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party; or

               (3) a violation by Buyer or TOMZ Corporation of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award.

          (d) No Proceedings. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action or investigation pending or threatened against, relating to or affecting in any adverse manner, Buyer, TOMZ Corporation or the transactions contemplated by this Agreement.

          (e) No Brokers. Buyer and TOMZ Corporation have not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated hereby.

          (f) Material Misstatements or Omissions. There is no fact, transaction or development which Buyer or TOMZ Corporation has not disclosed to Seller, in writing, which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller in its conduct of the Business. None of the representations or warranties by Buyer and TOMZ Corporation in this Agreement or in any document delivered to the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

          (g) Licenses; Permits. Buyer has all permits and licenses, other than the Pratt and Whitney Vendor Code referenced in Section 7.1(a), required in connection with Buyer's use of the Purchased Assets in the operation of its business.

          (h) Insurance. As of the Closing Date Buyer shall have in force and shall maintain in force and effect during the Claims Period, a policy of products liability insurance, including an aerospace rider, in the amount of at least $10,000,000, which policy shall be a "claims made" policy and which shall list Seller as an additional insured.

                                  ARTICLE VII
                            COVENANTS AND CONDUCT OF
                       THE PARTIES PRIOR TO OR ON CLOSING

     Section 7.1 Pre-Closing Covenants. EDAC and Gros-ite, jointly and severally, on the one hand, and Buyer on the other hand, each covenant with the other as follows:

          (a) Contracts with Pratt and Whitney. On or prior to the Closing Date, EDAC and Gros-ite shall have secured the written consent of Pratt and Whitney to the assignment to Buyer of the LTA and to the assignment to Buyer of all of Seller's and Gros-ite's right, title and interest in and to the Purchase Orders and all orders which originated pursuant to the MRP.

          (b) Seller's Insurance. Seller shall maintain in full force and effect during the Claims Period, a policy of products liability insurance, including an aerospace rider, in the amount of at least $10,000,000, which policy shall be a "claims made" policy and which shall list Buyer as an additional insured.

     Section 7.2 Right of Entry. Seller covenants that Buyer and its Representatives shall have the right upon the signing of this Agreement to enter the Premises and the premises at which the Business is operated at reasonable times and shall have at all times, access to the Premises, at which the Purchased Assets are located and to the books and records of the Seller, but only as they relate to the Business, and that Seller shall furnish to Buyer and its representatives such financial and operating data, and such other information with respect to the Business and Purchased Assets as Buyer shall, from time to time, reasonably request in connection therewith Buyer and its representatives shall be privileged to contact and communicate with Seller's management personnel, vendors, customers, manufacturers of its machinery and equipment, and other persons having business dealings with the Business, provided however that Buyer and its representatives shall first obtain the written consent of Seller, which consent shall not be unreasonably withheld; provided further, Buyer's access and inspection rights granted hereunder shall not unreasonably interfere with the normal conduct of the Business.

     Section 7.3. Conduct of Business. In addition to the other affirmative covenants set forth in this Agreement and to induce Buyer to execute this Agreement, Seller covenants that, from the date hereof until the Closing, except as explicitly permitted otherwise by this Agreement or otherwise consented to in writing by Buyer or otherwise affected by the review and advisory services rendered by TOMZ Corporation to EDAC pursuant to the Consulting Services Agreement between EDAC and TOMZ Corporation effective as of March 12, 2001, it shall:

          (a) Use its best efforts to conduct the Business in the ordinary course and in the same manner as that in which it has been conducting the Business in accordance with all applicable and material laws, rules, regulations and ordinances of all federal, state and local governments; and maintain its books of account in a manner that fairly and accurately reflects in all material respects its income, expenses and liabilities consistent with prior practice;

          (b) Use its best efforts to maintain and preserve the organization of the Business intact and preserve its relationships with employees, customers, vendors and others having business relations with it, so that its business shall be unimpaired in every material respect on the date of the Closing.

          (c) Notify the Buyer of any material problem or development with respect to its business and of any other events or occurrences which would constitute a material breach of warranty or violation of any covenant hereunder;

          (d) Maintain the Purchased Assets and the Premises in normal operating condition, ordinary wear and tear excepted, and make all customary repairs and improvements thereto, PROVIDED, HOWEVER, that in the event that such repairs and improvements necessary for one or more of the Purchased Assets shall exceed the purchase price established for such Purchased Assets, then the Seller shall deliver the affected Purchased Assets to the Buyer without making such repairs and improvements and the Buyer shall pay Seller for affected Purchased Assets their respective residual scrap value;

          (e) Maintain its corporate existence, good standing, and qualifications to do business and to continue to conduct its business;

          (f) Use its best efforts to maintain and keep its contract rights, vendor codes and quality assurances certifications;

          (g) Keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

          (h) Pay and discharge when due all Taxes and other governmental charges lawfully imposed upon it, the Acquired Assets, the Premises, or any of its properties.

     Section 7.4. Lien Releases and Tax Clearance. At the Closing, the Seller shall deliver to the Buyer complete releases of all liens or security interests in any of the Purchased Assets, or copies of such releases and written evidence of the secured parties' commitment to deliver said releases in connection with the Closing and written responses from the Connecticut tax department or other appropriate authority to Seller's request for tax clearance certificates regarding income, corporate and unemployment taxes and charges and related taxes and charges due by Seller through the date of Closing.

                                  ARTICLE VIII
                            COVENANTS AND CONDUCT OF
                            THE PARTIES AFTER CLOSING

     Section 8.1 Survival and Indemnifications

          (a)  Survival of Representations, Warranties, Covenants and
               Agreements.

               (1) All representations and warranties made by Seller contained in this Agreement shall survive the Closing Date for the duration of the Claims Period; except that all representations and warranties contained in Section 5.1(h) shall survive the Closing Date indefinitely. Any claim initiated by Buyer with respect to such representations and warranties must be made during the Claims Period, except for claims relating to the representations and warranties in
                    Section 5.1(h), as to which claims may be made at any time after the Closing. Except with respect to information disclosed by Seller in this Agreement or otherwise known to Buyer, all of said representations and warranties shall in no respect be limited or diminished by any past or future inspection, investigation, examination or possession (whether before or after the Closing) on the part of Buyer or its Representatives, unless waived in writing by Buyer. All covenants and agreements made by Seller contained in this Agreement (including, without limitation, the indemnification obligations set forth in this Section) shall survive the Closing Date until fully performed or discharged.

               (2) All representations and warranties made by Buyer contained in this Agreement shall survive the Closing Date for the duration of the Claims Period. Any claim initiated by Seller with respect to such representations and warranties must be made during the Claims Period. All covenants and agreements made by Buyer contained in this Agreement (including, without limitation, the indemnification obligations set forth in this Section) shall survive the Closing Date until fully performed or discharged.

          (b) Indemnification by Seller. EDAC and Gros-ite, jointly and severally, hereby indemnify and agree to defend and hold harmless Buyer from and against any and all loss, liability, deficiency, damage suffered or incurred, actions, suits, proceedings, claims, demands, investigations, assessments, judgments, costs and expenses (including, but not limited to reasonable legal and accounting fees and expenses) (collectively "Losses"), in respect of the following:

               (1) the breach of any representation or warranty by EDAC or Gros-ite contained in this Agreement, PROVIDED, HOWEVER, that no claim for breach of any representation or warranty shall be made with respect to any item disclosed herein;

               (2) the nonfulfillment of any covenant or agreement by EDAC or Gros-ite contained in this Agreement (including, without limitation, the payment or performance by EDAC or Gros-ite of any liability which is not an Assumed Liability);

               (3) the operation of the Business or the use or ownership of the Purchased Assets by EDAC or Gros-ite or any predecessor of EDAC or Gros-ite on or prior to the Closing Date (except to the extent that such Losses constitute an Assumed Liability);

               (4) any repairs or replacements to the Tangible Personal Property required as a result of a change in the condition of the Purchased Assets (normal wear and tear excepted) from the date of execution of this Agreement through the Closing Date, exceeding $2,000 in the aggregate for all Tangible Personal Property or $1,000 for any single item of Tangible Personal Property, PROVIDED, HOWEVER, that in the event that such repairs and replacements to any single item of the Tangible Personal Property shall exceed the purchase price established for such item of Tangible Personal Property, then the Seller shall deliver such item of Tangible Personal Property to the Buyer without making such repairs or replacements and Buyer shall pay Seller for such item of Tangible Personal Property its residual scrap value; and

               (5) in respect of any Tax Liability of Seller whether arising at any time prior to, at, or after the Closing Date, without regard to any limitation concerning the amount or timing of indemnification contained in this Agreement.

          (c) Indemnification by Buyer and TOMZ Corporation. Buyer and TOMZ Corporation in accordance with its Guaranty, jointly and severally hereby indemnify and agree to defend and hold harmless Seller from and against any Losses and in respect of:

               (1) the breach of any representation or warranty by Buyer or TOMZ Corporation contained in this Agreement;

               (2) the nonfulfillment of any covenant or agreement by Buyer or TOMZ Corporation contained in this Agreement (including, without limitation, the payment and performance by Buyer of the Assumed Liabilities); and

               (3) the operation of the Business after the Closing Date excluding Seller's warranty obligations and other obligations not assumed by Buyer.

          (d)  Notification and Defense of Claims or Actions.

               (1) As used in this Section, any party seeking indemnification pursuant to this Section is referred to as an "indemnified party" and any party from whom indemnification is sought pursuant to this
                    Section is referred to as an "indemnifying party." An indemnified party which proposes to assert the right to be indemnified under this Section shall submit a written demand for indemnification setting forth in summary form the facts as then known which form the basis for the claim for indemnification. With respect to claims based on actions by third parties, an indemnified party shall, within twenty
                    (20) days after the receipt of notice of the commencement of any claim, action, suit or proceeding against it in respect of which a claim for indemnification is to be made against an indemnifying party, notify the indemnifying party in writing of the commencement of such claim, action, suit or proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the indemnifying party of any such claim, action, suit or proceeding shall not relieve the indemnifying party from any liability which it may have to the indemnified party, except to the extent that the indemnifying party is prejudiced thereby. Thereafter, the indemnified party shall deliver to the indemnifying party, within twenty (20) days after receipt by the indemnified party, copies of all further notices relating to such claim.

               (2) If a third-party claim is made for which an indemnified party is entitled to indemnification pursuant to this Section, the indemnifying party will be entitled to participate in the defense of such claim and, if the indemnifying party so chooses, and provided that the indemnifying party acknowledges the indemnifying party's obligation to indemnify the indemnified party, to assume primary responsibility for the defense of such claim with counsel selected by the indemnifying party and not reasonably objected to by the indemnified party.

               (3) If the indemnifying party assumes the defense of a third-party claim as set forth in paragraph (2) of this Section, then (A) in no event will an indemnified party admit any liability with respect to, or settle, compromise or discharge, any such claim without the indemnifying party's prior written consent and (B) each indemnified party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such claim, an indemnified party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to the indemnifying party, on such terms as the indemnified party may deem appropriate); provided, however, that if the indemnifying party has acknowledged the indemnifying party's obligation to indemnify the indemnified party, the indemnified party may not settle such claim without the consent of the indemnifying party.

          (c)  Limitations on Indemnification.

               (1) Basket and Cap. Except with respect to the purchase price adjustment as set forth in Section 3.2, a claim for breach of Section 5.1(kk), warranty work performed by Buyer on behalf of Seller pursuant to Section 2.10, and Losses of Buyer, if any, arising from the claim of Ralph Bello and Vera Associates Limited Partnership v. Gros-Ite Spindle, a division of Gros-Ite Industries and Apex Machine Tool Company, Inc., et al. Docket No. CV01-72993-S, with respect to which Seller's obligation to indemnify Buyer and TOMZ Corporation shall not be limited in any respect, Seller, on the one hand, and Buyer and TOMZ Corporation, on the other hand, shall indemnify the other party's indemnified persons to the extent of all Losses; provided, however, that no obligation to indemnify shall arise until the aggregate amount of the Losses equals or exceeds Fifty Thousand Dollars ($50,000); provided further, however, that neither party's obligation to indemnify the other party's indemnified persons shall exceed the Purchase Price as set forth in Section 3.1 hereof.

               (2) Claims Net of Certain Items. The amount of any Losses for which indemnification is provided under Sections 8.1(b) and 8.1(c) above shall be net of (A) any amounts recovered or recoverable by the indemnified person pursuant to any indemnification by or indemnification agreement with any third party, and (B) any insurance proceeds or other cash receipts or sources of reimbursement available as an offset against such Losses (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder).

               (3) Exclusion of Certain Damages. No party shall be responsible for any indirect, special, punitive or consequential damages whatsoever, including loss of profits or goodwill, in connection with this Agreement. This limitation shall not apply in the case of damages caused by deliberate and/or intentional acts or omissions of any party.

     Section 8.2 Access to Retained Customer Records. For a period of up to three (3) years following the Closing Date, Seller will provide Buyer with access to the Retained Customer Records at all reasonable times.

     Section 8.3 Buyer's Defects. Buyer shall correct and be responsible for any defect in the Work In Process Inventory which is attributable to the fault of Buyer.

     Section 8.4 Covenant Not To Use Name. Seller and Gros-ite each hereby covenant and agree that except as required for reporting purposes, it will not, from the Closing Date forward, use in any manner, the name "Gros-ite Engineered Components Division." Buyer and TOMZ Corporation each hereby covenant and agree that it will not, from the Closing Date forward, use in any manner, the name "Gros-ite" except in connection with the name "Gros-ite Engineered Components Division of TOMZ Corporation."

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.1 Expenses; Agreements Not to Market Assets. Buyer and Seller agree that each shall pay their own expenses incident to the negotiations of this Agreement and other matters concerning the contemplated transactions, including, without limitation, attorneys' fees, accountants' fees, and recording and filing fees. Seller agrees that Seller shall not market, solicit offers for, or enter into negotiations regarding, any of the Purchased Assets or the Business or offer for sale (nor permit to be offered for sale) other than in the ordinary course of business the Purchased Assets or the Business so long as Seller shall be bound by this Agreement.

     Section 9.2 Casualty. The risk of loss, destruction, casualty, condemnation, eminent domain or damage to the Purchased Assets prior to the Closing Date shall be borne by Seller. If prior to the Closing Date all or any portion of the purchased Assets or the Premises is damaged by fire or other casualty, then Seller shall, at its expense, repair the damaged property to substantially the same condition as before the damage. In the event such damage cannot be or is not repaired before the Closing Date or if such damage exceeds Three Hundred Thousand Dollars ($300,000), Buyer shall proceed to Closing if the insurance proceeds relating to such damage are adequate to cover replacement of the property and are paid to Buyer at Closing. If such insurance proceeds are not sufficient or not payable to Buyer at Closing, then Buyer may at its sole option terminate this Agreement, in which event the parties shall be relieved of all further liability hereunder and the Deposit shall be returned to Buyer.

     Section 9.3

          (a) Right of Termination and Procedure for Default. In the event that on or before May 31, 2001:

               (1) Seller has not provided to Buyer written evidence of the consent of EDAC's and Gros-ite's shareholders and Board of Directors properly authorizing EDAC and Gros-ite to enter into this Agreement and consummate the transactions contemplated hereby;

               (2)  the Consent to Assignment of the LTA in the form attached as
                    Exhibit I has not been executed by all
                    parties and Pratt & Whitney, PROVIDED, HOWEVER, that the only contingency that shall give rise to a right of termination under this Section 9.3(a)(2) is the failure for any reason whatsoever to obtain the consent of Pratt & Whitney; and

               (3) Seller has not obtained the consents of General Electric Capital Corporation and Fleet National Bank to this Agreement and the consummation of the transactions contemplated hereby.

then Buyer, by written notice to Seller, at its option, and Seller, by written notice to Buyer with respect to failure to obtain Pratt & Whitney consent or General Electric Capital Corporation and Fleet National Bank consents only, at its option, may terminate this Agreement. Termination by either Buyer or Seller, as the case may be, shall be effective upon the other party's receipt of such notice of termination.

     In the event of such termination of this Agreement all of the Seller's and Buyer's obligations hereunder shall terminate without further loss, cost, damage, claim, right or remedy in favor of any party, and none of the parties hereto shall have any further liability or responsibility to the other without the need to exchange releases to confirm same, except that the Deposit, shall be returned within five (5) days to Buyer.

          (b) Default by the Seller. In the event that all of the conditions precedent set forth in this Agreement have been satisfied or waived by the Buyer on or prior to the Closing Date, and the Buyer is ready, willing and able to proceed with the Closing, but the Seller is unable, unwilling or refuses to consummate the Closing in accordance with the terms and conditions of this Agreement, or in the event that the Seller is otherwise in breach of this Agreement, then the Buyer may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other documents, agreements or instruments from the Seller, or for the injunction against a violation of any of the terms hereof or thereof, or in and of the exercise of any power granted hereby or thereby or by law. The Seller recognizes that in such event, any remedy at law may prove to be inadequate relief to the Buyer and therefore the Buyer may obtain any such equitable relief, including, without limitation, temporary and permanent injunctive relief in any such case without the necessity of posting a bond or proving actual damages. No course of dealing and no delay on the part of the Buyer in exercising any right shall operate as a waiver thereof or otherwise prejudice the Buyer's rights. No right conferred hereby or by any other document, agreement or instrument from the Seller upon the Buyer shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the generality of the foregoing, the Buyer shall be entitled to all damages and remedies available to Buyer under all applicable laws as a result of such default, including, without limitation,




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

               the return of the deposit together with the interest thereon, together with reasonable attorneys' fees and expenses incurred by the Buyer to enforce this Agreement; provided, however, that monetary damages shall be limited in the aggregate to the Purchase Price as set forth in Section 3.1 hereof.

          (c) Default by Buyer. In the event that the Seller is ready, willing and able to proceed with the Closing and all conditions precedent set forth in this Agreement have been satisfied but the Buyer fails to complete the transactions contemplated in this Agreement, which failure is due exclusively to the unwillingness, inability or refusal of the Buyer to fulfill its obligations at such Closing, then the Seller may terminate this Agreement and retain the Deposit, together with the sum of Four Hundred Thousand Dollars ($400,000) to be paid by Buyer to seller as liquidated damages for all losses, damages, and expenses suffered by the Seller, and this shall be the Seller's sole and exclusive remedy at law or in equity. In such event, this Agreement shall terminate without further loss, cost, damage, claim, right or remedy in favor of any party against the other, without the need for the exchange of releases.

     Section 9.4 Further Assurances. Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonable necessary or advisable to carry out and confirm the transactions contemplated by this Agreement (including, but not limited to, obtaining consents or approvals from any Person for the transfer of the purchased Assets that are transferred subject to consent or approvals being obtained).

     Section 9.5 Notices. All written communications to parties required hereunder shall be in writing and (i) delivered in person, (ii) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective four days after the date it is mailed) or (iii) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for such party (or to such other address as such party shall designate in a writing complying with this Section, delivered to the other parties);

     If to a Seller, addressed to:

                          EDAC Technologies Corporation
                             1806 New Britain Avenue
                            Farmington, CT 06032-3114
                       Attention: Chief Executive Officer

          With a copy to:

              Reinhart Boerner Van Deuren Norris & Rieselbach, S.C.
                             1000 North Water Street
                                 P.O. Box 514000




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

                         Milwaukee, Wisconsin 53203-3400
                       Attention: Daniel J. Brink, Esquire
                            Telephone: (414) 298-1000
                           Telecopier: (414) 298-8097

          If Buyer, addressed to:

              Gros-ite Engineered Components Division of TOMZ, Inc.
                                47 Episcopal Road
                         Berlin, Connecticut 06037-1522
                         Attention: Zbigniew Matulaniec

          With a copy to:

                    Eisenberg, Anderson, Michalik & Lynch LLP
                              136 West Main Street
                                  P.O. Box 2950
                       New Britain, Connecticut 06050-2950
                      Attention: Stephen J. Anderson, Esq.
                            Telephone: (860) 229-4855
                           Telecopier: (860) 223-4026

     Section 9.6 Public Statements. The parties to this Agreement agree to cooperate, both prior to and after the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement, and no press release or other public statements shall be issued without the joint consent of the parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

     Section 9.7 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Connecticut without regard to principles of conflicts of law, except that, with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, the law of the jurisdiction under which the respective entity was organized shall govern.

     Section 9.8 Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     Section 9.9 Waiver. No failure of any party to this Agreement to require, and no delay by any party to this Agreement in requiring, any other party to this Agreement to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance. No failure of any party to this Agreement to exercise, and no delay by any party to this Agreement in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by any party to this Agreement of any right or remedy under this Agreement shall be effective unless made in writing. Any waiver by any party to this Agreement of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future.

     Section 9.10 Effective; Binding. This Agreement shall be effective upon the due execution hereof by all of the parties to this Agreement. Upon it becoming effective, this Agreement shall be binding upon the parties to this Agreement and upon each successor and assignee of the parties to this Agreement and shall inure to the benefit of, and be enforceable by, the parties to this Agreement and each successor and assignee of the parties to this Agreement; provided, however, that, except as provided for in the following sentence, no party shall assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other parties.

     Section 9.11 Entire Agreement. This Agreement contains the entire agreement among the parties to this Agreement with respect to the subject of this Agreement, and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written and oral agreement and representation previously made, by the parties to this Agreement with respect thereto, including, without limitation, the certain letter agreement, dated January 22, 2001, between Seller and Buyer.

     Section 9.12 Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any party to this Agreement, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall modify or terminate this Agreement, impair or otherwise affect any obligation of any party to this Agreement pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy shall be effective unless made in writing duly executed by the parties to this Agreement.

     Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original signature page by overnight mail.

     Section 9.14 Consent to Jurisdiction. Each party to this Agreement hereby
(i) consents to the jurisdiction of the Untied States District Court for the District of Connecticut or, if such court does not have jurisdiction over such matter, the applicable state court in the State of Connecticut, and (ii) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court. Each party to this Agreement accepts for himself or itself and in connection with his or its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of forum non-conveniens or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

     Section 9.15 Confidential Information. Seller and Buyer recognizes the interest of each in maintaining the confidential nature of their businesses and each agrees that it will not, directly or indirectly, at any time whatsoever, disclose or in use in any manner any proprietary matter related to the business of the other, knowledge of which, it has acquired as a result of the negotiation of these transactions contemplated by this Agreement.

     Section 9.16 Successors and Assigns. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

     Section 9.17 Arbitration Procedure.

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or to a breach hereof, including, without limitation, its interpretation, performance or termination, shall be finally resolved by binding arbitration before three neutral arbitrators. The arbitration shall be in accordance with the Commercial Arbitration rules of the American Arbitration Association which shall administer the arbitration and act as appointing authority. The arbitration including, without limitation, the rendering of the award, shall take place in Hartford, Connecticut and shall be the exclusive forum for resolving such dispute, controversy or claim, subject to Section 9.17(b). The award of the arbitrators shall be final and binding upon the parties to this Agreement but subject to the requirements of the Connecticut Arbitration Act. The expense of the arbitration (including, without limitation, the award of reasonable attorneys' fees to the prevailing party) shall be awarded as the arbitrators determine. Judgment may be entered on the award by any court of competent jurisdiction in Connecticut.

          (b) Nothing in Section 9.17(a) shall prohibit a party from instituting litigation in aid of the arbitration proceeding and to obtain preliminary injunctive relief to maintain the status quo or a prejudgment remedy securing a claim for monetary damages.

         IN WITNESS WHEREOF, the parties have executed this Agreement on this day and year indicated at the beginning of this Agreement.


                                        SELLER: GROS-ITE INDUSTRIES, INC.


                                        By: /s/ Richard A. Dandurand
                                            ------------------------------------

                                            Its President


                                        SELLER: EDAC TECHNOLOGIES CORPORATION


                                        By: /s/ Richard A. Dandurand
                                            ------------------------------------
                                            Richard Dandurand
                                            Its President


                                        BUYER: GROS-ITE ENGINEERED COMPONENTS
                                        DIVISION OF TOMZ, INC.


                                        By: /s/ Zbigniew Matulaniec
                                            ------------------------------------
                                            Zbigniew Matulaniec
                                            Its Chief Executive Officer



                                        TOMZ CORPORATION: TOMZ CORPORATION


                                        By: /s/ Zbigniew Matulaniec
                                            ------------------------------------
                                            Zbigniew Matulaniec
                                            Its Chief Executive Officer




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